UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 28, 2016 (March 24, 2016)

Wyndham Worldwide Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-32876	20-0052541
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

22 Sylvan Way
Parsippany, NJ		07054
(Address of Principal		(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code (973) 753-6000

None

(Former Name or Former Address, if Changed Since Last
Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On March 24, 2016, Wyndham Worldwide Corporation (“Wyndham Worldwide”) entered into a $325 million term loan credit agreement (the “Credit Agreement”), with the lenders party to the Credit Agreement from time to time, Wells Fargo Bank, National Association and Bank of America, N.A., as co-syndication agents and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The term loan credit facility may be increased from time to time upon our request to the Administrative Agent and the lenders’ willingness to make new loans. The credit facility matures on March 24, 2021. The Credit Agreement is in addition to our existing $1.5 billion credit facility. We borrowed the full $325 million term loan on the closing date. Once repaid, those amounts cannot be reborrowed.

Borrowings under the Credit Agreement bear interest at an annual rate based on either the “eurodollar rate” or the “alternate base rate” in effect plus the “applicable margin”. Borrowings under the Credit Agreement that are based on eurodollar rates are generally based on the rate (adjusted for any statutory reserve requirements) for eurocurrency deposits for one, two, three, six or, subject to the approval of each lender, twelve months which is the LIBOR rate, as published on the applicable Reuters screen page. The “alternate base rate” of interest is the highest of (i) the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” in effect, (ii) the greater of (a) the Federal Funds Effective Rate and (b) the Overnight Bank Funding Rate, plus 1/2 of 1% and (iii) one month LIBOR (subject to a 0% floor) multiplied by the Statutory Reserve Rate, plus 1%.  The “applicable margin” for eurodollar rate loans varies between 0.90% and 1.75%, depending on our credit rating. The “applicable margin” for alternate base rate loans varies between 0% and 0.75%, depending on our credit rating.

The principal amount of the term loan amortizes in quarterly installments (i) commencing with the first fiscal quarter ended after the third anniversary of the closing date, up to the fourth anniversary of the Closing Date, equal to 5.0% per annum of the original principal amount of the term loans and (ii) from the fourth anniversary through the fifth anniversary of the closing date, equal to 10.0% per annum of the original principal amount of the term loans, with the balance payable at maturity.

The Credit Agreement contains customary terms and conditions, including certain financial covenants, including the requirement to maintain a minimum Consolidated Interest Coverage Ratio (Consolidated EBITDA/Consolidated Interest Expense) of at least 2.5x and a maximum Consolidated Leverage Ratio (Consolidated Total Indebtedness/Consolidated EBITDA) of 4.25x or less (provided that the Consolidated Leverage Ratio may be increased for a limited period to 5.0x in connection with a material acquisition). The Credit Agreement also contains negative covenants including, without limitation, covenants restricting our ability to incur liens or additional indebtedness, to sell assets and to merge or consolidate with another entity.

The events of default under the Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest, (2) failure of representations or warranties to be correct, in any material respects, (3) failure to perform any other term, covenant or agreement and such failure is not remedied within 30 days of notice of such failure, (4) a cross-default with other debt in certain circumstances, (5) certain defaults upon obligations under the Employee Retirement Income Security Act, (6) bankruptcy, or (7) a change in control. Such events of default would require the repayment of any outstanding borrowings under the Credit Agreement.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, we and some of our subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

Wyndham Worldwide redeemed all of its outstanding 6.00% Senior Notes due 2016 on March 25, 2016 using, in part, the borrowings under the Credit Agreement.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 with respect to the Credit Agreement is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION

Date: March 28, 2016	By:	/s/ Nicola Rossi
Nicola Rossi
Chief Accounting Officer